Exhibit 10.22

PRECEDENT AGREEMENT

This PRECEDENT AGREEMENT (“Precedent Agreement”) is made and entered into this 29th day of July, 2005, by and between East Tennessee Natural Gas, LLC, a Delaware limited liability company (“ETNG” or “Pipeline”), and CNX Gas Company LLC, a Virginia limited liability company (“Customer”). Pipeline and Customer are sometimes referred to herein individually as a (“Party”), or collectively as the (“Parties”).

WITNESSETH:

WHEREAS, ETNG proposes to construct and own a twenty-inch natural gas pipeline lateral which will be sufficient for the pipeline lateral to transport up to 235,000 Dth/day. Such pipeline lateral will extend from an interconnection with the facilities of the interstate pipeline system of ETNG located in Smyth County, Virginia to an interconnection with the existing facilities of Customer or Customer’s Affiliate in the vicinity of Richlands, Virginia located in Tazewell County (the “Project” or “Project Facilities” as appropriate);

WHEREAS, Customer desires to obtain firm transportation service from ETNG on the Project Facilities under ETNG Lateral Rate Schedule at a fixed negotiated rate; and

WHEREAS, subject to the terms and conditions of this Precedent Agreement, ETNG is willing to endeavor to construct the Project Facilities and provide the firm transportation service Customer desires;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, ETNG and Customer agree to the following:

1. Subject to the terms and conditions of this Precedent Agreement, ETNG shall proceed with due diligence to obtain promptly from all governmental and regulatory authorities having competent jurisdiction over the premises, including, but not limited to, the Federal Energy Regulatory Commission (“FERC” or “Commission”), the authorizations and/or exemptions (and any supplements or amendments thereto) ETNG determines are necessary: (i) for ETNG to construct, own, operate, and maintain the Project Facilities necessary to provide the firm transportation service for Customer contemplated herein (ii) for ETNG to provide the firm transportation service for Customer at the negotiated rate of $3.1141 per Dth (in a monthly reservation charge hereinafter referred to as “Reservation Charges”) and (iii) for ETNG to perform its other obligations as contemplated in this Precedent Agreement (“Pipeline Authorizations”). ETNG reserves the right to file and prosecute any and all applications for such Pipeline Authorizations, and, if necessary, any court review, in a manner it deems to be in its best interest. Customer expressly agrees to support and cooperate with, and to not oppose, obstruct or otherwise interfere with in any manner whatsoever, the efforts of ETNG to obtain promptly all Pipeline Authorizations necessary for ETNG to construct, own, operate, and maintain the Project Facilities, to provide the firm transportation service contemplated in this Precedent Agreement, and to perform its other obligations as contemplated by this Precedent Agreement.

2. Within thirty (30) days after execution of this Precedent Agreement, Customer will advise ETNG in writing of: (i) any facilities which Customer must construct, or cause to be constructed, in order for Customer to interconnect the Project Facilities; and (ii) any necessary governmental and/or regulatory authorizations, approvals, certificates, permits and/or exemptions associated with the facilities identified pursuant to (i) above (“Customer’s Authorizations”).

3. Subject to the terms and conditions of this Precedent Agreement, Customer shall promptly proceed with due diligence to obtain Customer’s Authorizations. Customer reserves the right to file and prosecute applications for Customer’s Authorizations in a manner it deems to be in its best interest; provided, however, Customer shall pursue Customer’s Authorizations in a manner designed to implement the firm transportation service contemplated herein in a timely manner. ETNG agrees to use reasonable efforts to assist Customer in obtaining Customer’s Authorizations. Customer agrees to promptly notify ETNG in writing when each of the required authorizations, approvals and/or exemptions are received, obtained, rejected or denied. Customer shall also promptly notify ETNG in writing as to whether any such authorizations, approvals, and/or exemptions received or obtained are acceptable to Customer.

4. To effectuate the firm transportation service contemplated herein, prior to the ETNG filing a certificate application with the Commission to construct the Project Facilities, Customer and ETNG will execute a firm transportation lateral service agreement consistent in the form of service agreement which will be filed with the Commission for 365-day firm lateral transportation service included in ETNG’s FERC

Gas tariff (“FT-L Service Agreement”). Such FT-L Service Agreement will include the following terms and conditions: (i) a Maximum Daily Transportation Quantity (“MDTQ”) of 210,000 Dth per day; (ii) a primary term of fifteen (15) years; (iii) a point(s) of receipt at or near the discharge of Customer’s or Customer Affiliate’s BR2 Compressor Station and a point(s) of delivery at the interconnection of the Project Facilities with ETNG at the terminus of the Project Facilities, (iv) Customer will not have primary or secondary transportation rights on the mainline ETNG system under the ETNG Firm Lateral Rate Schedule, (v) provides for a negotiated rate which rate may not be changed during the 15 year primary term of the FT-L Service Agreement; and (vi) shall be subject to Lost and Unaccounted For gas and Fuel, if any, and plus any other applicable charges and surcharges specified in ETNG’s FERC Gas Tariff, as amended from time to time (“Tariff”). In addition, Customer shall also execute prior to the ETNG filing a certificate application with the Commission to construct the Project Facilities, a firm transportation service agreement under ETNG’s Tariff for service on the Patriot facilities (“Patriot Service Agreement”) at a discounted reservation charge of $7.9083 a Dth per month for up to 80,000 Dth per day for eight years (submitted by Customer via the LINK System). Such Patriot Service Agreement shall specify (i) a MDTQ of 40,000 Dth per day, (ii) a primary term of three (3) years and (iii) a primary receipt point at the interconnection of the Project Facilities and ETNG’s mainline facilities in Smyth County, Virginia, and primary delivery point at Transcontinental Gas Pipe Line, Rockingham County, North Carolina. Subject to the availability of capacity and the terms of ETNG’s Tariff, at Customer’s request, ETNG agrees to increase the MDTQ of the Patriot Service Agreement up to a total of 80,000 dth per day at the discounted rate and term above for the Patriot Service Agreement. Service pursuant to the FT-L Service Agreement and Patriot Service Agreement will commence on the date specified by ETNG in its written notice to Customer pursuant to Paragraph 5 of this Precedent Agreement.

5. Upon satisfaction or waiver of all the conditions precedent set forth in Paragraph 8 of this Precedent Agreement, ETNG shall notify Customer of such fact, and that service under the FT-L Service Agreement and the Patriot Service Agreement will commence on the date that all of the conditions precedent set forth in Paragraph 8 of this Precedent Agreement (including Paragraph 8(A)(iv) are satisfied or waived (“Commencement Date”). On the Commencement Date, ETNG will stand ready to provide firm transportation service for Customer pursuant to the terms of the FT-L Service Agreement and Patriot Service Agreement and Customer will pay ETNG for all applicable charges associated with such Service Agreements.

6. ETNG will undertake promptly the design of facilities and any other preparatory actions necessary for ETNG to complete and file its certificate application(s) with the Commission. In the exercise of ETNG’s reasonable judgment, ETNG shall begin the necessary design of facilities, acquisition of materials, supplies, properties, rights-of-way and any other necessary preparations to construct the Project Facilities required to implement the firm transportation service under the FT-L Service Agreement as contemplated in this Precedent Agreement, to the extent not prohibited by law.

7. Upon satisfaction of the conditions precedent set forth in Paragraph 8(A)(i) through (iii) of this Precedent Agreement, or waiver of the same by ETNG or Customer, as applicable, ETNG shall proceed with due diligence as a reasonably prudent operator to construct the facilities in a safe and economic manner within the costs described on Exhibit K of the Pipeline’s certificate application at the Commission and to implement the firm transportation service contemplated in this Precedent Agreement on or about June 1, 2006. Notwithstanding ETNG’s due diligence, if ETNG is unable to commence the firm transportation service for Customer as contemplated herein by June 1, 2006, and if this Precedent Agreement has not been terminated pursuant to Paragraph 9, Paragraph 10, or Paragraph 12, ETNG will continue to proceed with due diligence to complete arrangements for such firm transportation service, and commence the firm transportation service for Customer at the earliest practicable date thereafter. ETNG will neither be liable nor will this Precedent Agreement or the FT-L Service Agreement and Patriot Service Agreement, be subject to cancellation if ETNG is unable to complete the construction of such authorized Project Facilities and commence the firm transportation service contemplated herein by June 1, 2006.

8. Commencement of service under the FT-L Service Agreement and ETNG’s and Customer’s rights and obligations under the FT-L Service Agreement are expressly made subject to satisfaction of the following conditions precedent:

(A) ETNG (only ETNG shall have the right to waive the conditions precedent set forth in Paragraph 8(A) :

(i)

receipt and acceptance, of all necessary certificates and authorizations from the Commission to construct, own, operate and maintain the Project Facilities, as described in ETNG’s certificate application(s) as it may be amended from time to time, necessary to provide the firm transportation service contemplated herein and in the FT-L Service Agreement and to charge the fixed negotiated rate requested, as contemplated in this Precedent Agreement;

(ii)	receipt and acceptance of all necessary governmental authorizations, approvals, and permits, required to construct the Project Facilities necessary to provide the firm transportation service contemplated herein and in the FT-L Service Agreement other than those specified in Paragraph 8(A)(i);

(iii)	procurement of all necessary rights-of-way easements or permits, the sufficiency, form and substance of which is acceptable to ETNG; and

(iv)	completion of construction of the necessary Project Facilities, required to render firm transportation service for Customer pursuant to the FT-L Service Agreement and ETNG being ready and able to place such Project Facilities into gas service.

(B) Customer (only Customer shall have the right to waive the conditions precedent set forth in Paragraph 8(B):

(i)	NONE

Unless otherwise provided for herein, the Pipeline Authorizations contemplated in this Precedent Agreement must be issued in form and substance satisfactory to both Parties hereto. For the purposes of this Precedent Agreement, such FERC

Authorizations shall be deemed satisfactory if issued or granted in form and substance as requested, or if issued in a manner acceptable to ETNG and such authorization(s) and approval(s), as issued, will not have a material adverse effect on either Party’s economics for the Project. Each Party will notify the other in writing not later than fifteen (15) days after the issuance of any Commission order regarding the certification of the Project, including any order issued as a preliminary determination on non-environmental issues, contemplated in Paragraph 1 of this Precedent Agreement if such certificate(s), authorization(s) and approval(s) are not satisfactory to such Party. All governmental authorizations, approvals, permits and/or exemptions must be issued in form and substance acceptable to the applicant. All governmental approvals required by this Precedent Agreement must be duly granted by the Commission or other governmental agency or authority having jurisdiction, and must be final and no longer subject to rehearing or appeal; provided, however, ETNG may waive the requirement that FERC Authorizations be final and no longer subject to rehearing or appeal.

9. If Customer:

(i)	terminates this Precedent Agreement and the FT-L Service Agreement (prior to the Commencement Date) for any reason; or

(ii)	defaults in, or otherwise fails to perform, in whole or in part, its duties and obligations hereunder (and ETNG terminates this agreement as a result of such action); or

(iii)	interferes with or obstructs the receipt by ETNG of the authorizations and/or exemptions contemplated by this Precedent Agreement as requested by

ETNG and (a) ETNG does not receive the authorizations and/or exemptions in form and substance as requested by ETNG or (b) does not receive such authorizations and/or exemptions at all;

then, Customer shall, at the option and election of ETNG, reimburse ETNG for ETNG’s costs incurred, accrued, allocated to, or for which ETNG is contractually obligated to pay in conjunction with its efforts to satisfy its obligations under this Precedent Agreement (“Pre-service Costs”). Pre-service Costs will include all direct, actual and reasonable costs, including, but will not be limited to, those expenditures and/or costs incurred, accrued, allocated to, or for which ETNG is contractually obligated to pay associated with engineering, construction, materials and equipment, environmental, regulatory, and/or legal activities, and internal overhead (limited to no more than the percentage calculated from the relationship of Labor Loads to Total Cash as shown in Exhibit A) and any other costs related to the FT-L firm service contemplated in this Precedent Agreement incurred in furtherance of ETNG’s efforts to satisfy its obligations under this Precedent Agreement. ETNG shall use all reasonable efforts to mitigate any Pre-service Costs incurred. Customer’s obligation to reimburse ETNG pursuant to this Paragraph 9 shall include all accumulated Pre-service Costs (project cash flows as estimated on Exhibit A, attached hereto and made a part hereof for all purposes) through the date on which Customer terminates (or ETNG terminates as a result of Customer’s non-performance or default) this Precedent Agreement and any Pre-service Costs committed by ETNG through the date of termination. ETNG will provide Customer with a final detailed invoice for Pre-service Costs within sixty (60) days after such termination. Customer shall pay such invoice within thirty (30) days of receipt.

Following the reimbursement, Customer shall have the right to take title to the materials and equipment and other non-proprietary assets purchased by ETNG to satisfy its obligations under the Precedent Agreement, if any, provided that Customer has fully reimbursed ETNG for all the Pre-service Costs for such materials and equipment and other assets as provided in this Paragraph 9.

10. If (x) any of the conditions precedent set forth in Paragraph 8 (A) have not been fully satisfied, or waived by ETNG pursuant to the terms of Paragraph 8, (y) the conditions precedent set forth in Paragraph 8(A) have not been fully satisfied, or waived by ETNG pursuant to the terms of Paragraph 8 by June 1, 2007, or (z) either Customer or ETNG find the FERC authorizations unacceptable pursuant to Paragraph 8 , then ETNG (with respect Subparagraphs 10.(x), 10(y), and 10(z)) and Customer (with respect Subparagraph 10.(z)) may terminate this Precedent Agreement and any related Service Agreement (including the Patriot Service Agreement) upon thirty (30) day written notice to the other party; provided, however, if the conditions precedent are satisfied or waived by terminating Party pursuant to the terms of Paragraph 8 of this Precedent Agreement, within such thirty (30) day notice period, then the termination shall not be effective. In the event ETNG terminates the Precedent Agreement pursuant to this Paragraph 10, at Customer’s request, ETNG may, but shall not be obligated to sell, at a mutually acceptable price, all or a portion of the materials and equipment and other non-proprietary assets purchased by ETNG to satisfy its obligations under the Precedent Agreement.

11. If this Precedent Agreement and the FT-L Service Agreement are not terminated pursuant to Paragraphs 9, 10 or 12 of this Precedent Agreement, then this

Precedent Agreement will terminate by its express terms on Commencement Date, and thereafter ETNG’s and Customer’s rights and obligations related to the transportation transaction contemplated herein shall be determined pursuant to the terms and conditions of such FT-L Service Agreement and ETNG’s Tariff, as effective from time to time. Notwithstanding the foregoing, Paragraphs 12 through 16 and 22 through 25 shall survive the termination of the Precedent Agreement for so long as the FT-L Service Agreement remains in effect unless otherwise specified herein.

12. Creditworthiness. Customer will satisfy the following creditworthiness requirements set forth in Paragraph 12(A) and agrees that, upon written request by Pipeline, Customer shall provide evidence to Pipeline of same as soon as practicable but no later than seven (7) days. The credit ratings requirements in Paragraph 12(B) below may be satisfied by either the Customer or CONSOL Energy Inc. (Guarantor) whichever is higher, subject to a floor of BBB-/Baa3. CONSOL Energy Inc. may assign its guaranty obligations to Customer, provided, either Customer satisfies the credit rating requirements described in the preceding sentence and has a Credit Rating at or higher than CONSOL Energy Inc. or such assignment may be made with the consent of ETNG, which consent shall not be unreasonably withheld. CONSOL Energy Inc. may assign its guaranty obligations to CNX Gas Corporation, provided, CNX Gas Corporation satisfies the credit rating requirements described above and has a Credit Rating at or higher than CONSOL Energy Inc. or such assignment may be made with the consent of ETNG, which consent shall not be unreasonably withheld.

(A) Customer will provide a parental guaranty from CONSOL Energy Inc., or any successor or assign, (hereinafter referred to as “Guarantor”), which will (1) serve to guarantee all of Customer’s obligations for the initial fifteen (15) year term of the FT-L Service Agreement and/or for Customer’s obligations under this Precedent Agreement, and (2) which shall be in the form, content, and substance as expressly set forth on Exhibit B.

(B) Guarantor shall have an investment grade Credit Rating from (two of the following three Rating Agencies): (x) Moody’s Investors Service, Inc. of Baa3 or higher, (y) Standard & Poor’s of BBB- or higher, or (z) Fitch of BBB- or higher. “Credit Rating” shall be defined as an entity’s long-term senior unsecured rating (and if no long-term senior unsecured rating exists, then an Issuer Rating may be used). If Customer’s Guarantor does not have such Credit Rating, Customer (in addition to continuing to provide a parent guaranty from Guarantor) shall be required to satisfy the requirements set forth in Paragraph 12(C).

(C) At any time, if Guarantor fails to meet the requirements of Paragraph 12(B) (limited only to the duration as such requirements are not met), Customer or its Guarantor shall provide a standby irrevocable letter of credit (in a form reasonably acceptable to Pipeline similar to that attached as Exhibit C) from a Qualified Institution. “Qualified Institution” shall mean a major U.S. commercial bank, or a foreign bank with a U.S. branch office, which is not the Customer or Customer’s Guarantor (or a subsidiary or affiliate of the Customer or Customer’s Guarantor) and which has assets of at least $10 Billion Dollars and a Credit Rating of at least “A-” by S&P, or “A3” by Moody’s. Such standby irrevocable letter of credit shall be in an amount equal to the collateral requirements set forth in Paragraph D below and shall be limited, in the aggregate, to the lesser of $53,138,000, the Reservation Charges remaining for the term of the FT-L

Service Agreement or the remaining Net Book Value plus $6,137,915. On any business day that Pipeline determines that Guarantor’s Credit Rating (by two of the three Rating Agencies: S&P, Moody’s or Fitch (or successor Rating Agencies), has been downgraded to a level requiring the posting of additional collateral as set forth below (“Collateral Requirement”), then Pipeline shall notify Customer in writing that additional collateral is required. After receiving notice from Pipeline, Customer shall cause the additional Collateral Requirement to be met for the benefit of Pipeline as soon as practicable but no later than the close of the fifth (5th) business day following receipt of the notice.

(D) The following are the Collateral Requirements during the term of the Precedent Agreement and FT-L Service Agreement described in Paragraph 12(C) above:

	Collateral Requirement Letter of Credit	Credit Rating* S&P Equivalent
FT-L Service Agreement (after service commences)	2 years of Reservation Charges less collateral posted under the Patriot Service Agreement	BB (any modifier)

Ft-L Service Agreement (after service commences)	4 years of Reservation Charges less collateral posted under the Patriot Service Agreement	B (any modifier)

FT-L Service Agreement (after service commences)	Net Book Value and $6,137,915	CCC (any modifier), or lower

Precedent Agreement	Cumulative Reimbursement as of the then current Calendar month on Exhibit A capped at the level noted above for the indicated credit rating	BB (any modifier), or lower

*For	purposes of determining Credit Rating when:

(1)	Three agencies are used: the two lowest agency ratings are averaged to determine credit rating. If the average score does not yield an exact rating, the lowest rating of the two shall apply.

(2)	Two agencies are used (third agency withdrawn): the lower of S&P or Moody’s shall determine the Credit Rating.

(3)	One agency used (two agencies are withdrawn): the lower of S&P or Moody’s shall determine the Credit Rating; provided however if Fitch is the remaining agency then Customer shall post collateral equal to the Net Book Value and $6,137,915.

Any Letter of Credit shall be delivered to Pipeline at the address specified in the notice in Paragraph 21. Pipeline may require Customer to substitute a Qualified Institution if the Letter of Credit provided is, at any time, from a financial institution which is no longer qualified. If required by Pipeline, Customer or its Guarantor may increase an outstanding Letter of Credit or establish additional Letters of Credit. Customer or its Guarantor shall pay the costs of establishing and maintaining the Letter(s) of Credit. Customer or its Guarantor, shall renew the Letter(s) of Credit no later than thirty days prior to the expiration of the Letter of Credit. If the bank issuing the Letter(s) of Credit has indicated its intent not to renew the Letter of Credit, Customer or its Guarantor shall provide a substitute Letter of Credit thirty (30) days prior to the expiration of the original Letter of Credit.

(E) The Parties agree that, if and when Pipeline requests evidence in writing of Customer’s or its Guarantor’s ability to satisfy the creditworthiness requirements set forth in Paragraphs 12(A), 12(B), 12(C) or 12(D) and Customer or its Guarantor fails, in Pipeline’s reasonable discretion, to provide such evidence within the five business (5) days following Pipeline’s request as stated above, Pipeline may, upon written notice to Customer, immediately suspend its obligations under this Precedent Agreement or FT-L Service Agreement until Customer or its Guarantor has provided such evidence.

(i)	If during the term of the Precedent Agreement, Customer fails to provide evidence of credit-worthiness following such suspension notice, Pipeline may terminate this Precedent Agreement and FT-L Service Agreement including Paragraph 22 which shall be of no further force and effect. Pipeline shall provide written notice to Customer of its intent to terminate and Customer shall have ten (10) business days in which to cure the claimed failure and provide evidence of creditworthiness. If Customer fails to cure the default with the ten (10) business days, the Precedent Agreement and FT-L Service Agreement shall immediately terminate and Pipeline, at its option, shall be entitled to recover Pre-service Costs with Customer having the right to acquire material, equipment and non-proprietary assets as specified in Paragraph 9.

(ii)

If after service commences under the FT-L Service Agreement, Customer fails to provide evidence of credit-worthiness following such suspension notice, Pipeline may terminate FT-L Service Agreement which shall be of no further force and effect. Pipeline shall provide written notice to Customer of its intent to terminate the FT-L Service Agreement and Customer shall have ten (10) business days in which to cure the claimed failure and provide evidence of creditworthiness. If Customer fails to cure the default within the ten (10) business days, at Pipeline’s option, Pipeline may either (y) terminate the FT-L Service Agreement and the outstanding terms of the Precedent Agreement (including Paragraph 22) or (z) serve written notice upon Customer to immediately exercise its rights under Paragraph 22 of the Precedent Agreement to purchase the Project Facilities and post a Letter of Credit in the amount of the product of 1.15 times the net book value (less depreciation) of the Project Facilities and adding to the product $6,137,915 (Purchase Price of the Project Facilities) which shall remain in effect until such time as the sale in complete. Customer shall have ten (10) business days following Pipeline’s notice in which to post a Letter of Credit and commence negotiations to acquire the Project Facilities. If Customer timely posts the Letter of Credit, service shall be restored under the FT-L Service Agreement. If Customer fails to timely post the Letter of Credit, Pipeline may immediately terminate upon notice to Customer, the FT-L Service Agreement and the outstanding terms of the Precedent Agreement (including Paragraph 22).

(F) In the event of an assignment of this Precedent Agreement or the FT-L Service Agreement by Customer or a permanent release of all or any portion of Customer’s capacity under the FT-L Service Agreement, Customer’s assignee or permanent replacement shipper, as the case may be, shall be required to comply with the provisions of this Paragraph 12 for the remaining term of the FT-L Service Agreement.

13. Customer acknowledges and agrees that: (A) ETNG is a Delaware limited liability company; (B) Customer shall have no recourse nor pursue any claims against any member of ETNG, or any parent company, affiliate or subsidiary of any member of ETNG, or any Operator of Pipeline with respect to ETNG’s obligations under this

Precedent Agreement or the FT-L Service Agreement or the Patriot Service Agreement and that Customer’s sole recourse shall be against the assets and revenues of ETNG, irrespective of any failure to comply with applicable law or any provision of this Precedent Agreement or the FT-L Service Agreement or the Patriot Service Agreement; and (C) this representation is made expressly for the benefit of the members of ETNG. Any references in this Paragraph 13 to ETNG, the Operator, and/or the members of either shall include all Affiliates (as defined by Part 358 of the Commission’s regulations) of each such entity.

14. Customer represents and warrants that (i) it is duly organized and validly existing under the laws of the Commonwealth of Virginia and has all requisite legal power and authority to execute this Precedent Agreement and carry out the terms, conditions and provisions thereof; (ii) this Precedent Agreement constitutes the valid, legal and binding obligation of Customer, enforceable in accordance with the terms hereof; (iii) there are no actions, suits or proceedings pending or, to Customer’s knowledge, threatened against or affecting Customer before any Court or administrative body that might materially adversely affect the ability of Customer to meet and carry out its obligations hereunder; (iv) the execution and delivery by Customer of this Precedent Agreement has been duly authorized by all requisite limited liability company action; and (v) to the extent not already satisfied by Customer’s compliance with its obligations under Paragraph 12, upon execution and delivery of the FT-L Service Agreement or the Patriot Service Agreement, Customer shall satisfy all of the creditworthiness requirements provided herein as well as ETNG’s Tariff, as it may be amended from time to time. To the extent of a conflict between Paragraph 12 and ETNG’s Tariff, Paragraph 12 shall control.

15. This Precedent Agreement may not be modified or amended unless the Parties execute and deliver written agreements to that effect.

16. Subject to ETNG Tariff and the governmental authorization, any company which succeeds by purchase, merger, or consolidation of title to the Project Facilities or all the properties, substantially as an entirety, of ETNG or, the gas supply facilities or all the properties, substantially as an entirety, of Customer, will be entitled to the rights and will be subject to the obligations of its predecessor in title under this Precedent Agreement. Otherwise, except as expressly provided for herein, neither Customer nor ETNG may assign any of its rights or obligations under this Precedent Agreement without the prior written consent of the other Party hereto, which consent will not be unreasonably withheld.

17. Except as expressly provided for in this Precedent Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person not a Party hereto any rights, remedies or obligations under or by reason of this Precedent Agreement.

18. Each and every provision of this Precedent Agreement shall be considered as prepared through the joint efforts of the Parties and shall not be construed against either Party as a result of the preparation or drafting thereof. It is expressly agreed that no consideration shall be given or presumption made on the basis of who drafted this Precedent Agreement or any specific provision hereof.

19. The recitals and representations appearing first above are hereby incorporated in and made a part of this Precedent Agreement.

20. This Precedent Agreement shall be governed by, construed, interpreted, and performed in accordance with the laws of Tennessee, without recourse to any laws governing the conflict of laws.

21. Except as herein otherwise provided, any notice, request, demand, statement, or bill provided for in this Precedent Agreement, or any notice which either Party desires to give to the other, must be in writing and will be considered duly delivered when mailed by registered or certified mail to the other Party’s Post Office address set forth below:

ETNG:	East Tennessee Natural Gas, LLC
P. O. Box 1642
Houston, Texas 77251-1642
Attn: Vice President, Marketing

Customer:	CNX Gas Company LLC
1800 Washington Road
Pittsburgh, Pennsylvania 15241-1405
Attn: Vice President, Energy Marketing

or at such other address as either Party designates by written notice. Routine communications, including monthly statements, will be considered duly delivered when mailed either by registered, certified, or ordinary mail.

22. The Project Facilities, once completed, shall be owned by ETNG. Customer, or its affiliate, shall have the option, but not the obligation to purchase ETNG’s interest in the Project Facilities at the end of the primary term of the FT-L

Service Agreement subject to all necessary governmental authorizations, at the Net Book Value (gross capital less net accumulated depreciation at a 15 year rate) of the Project Facilities (with adjustments for any capital expenditures made to the Project Facilities during the term of the FT-L Service Agreement) and $ 6,137,915. Customer or its affiliate must exercise its rights under this Paragraph by notifying ETNG by not less than one hundred and eighty (180) days prior to the expiration of the primary term of the FT-L Service Agreement. If Customer or its affiliate fails to notify ETNG by such date, this Paragraph is waived and of no further force and effect. If Customer or its affiliate exercises its rights under this Paragraph, then the parties shall promptly meet and discuss the transfer of the Project Facilities. The intent of the parties is to complete the transfer of the Project Facilities prior to the expiration of the Primary Term of the FT-L Service Agreement. Except as provided in Paragraph 16, Customer may not assign any of its rights or obligations under this Paragraph without the prior written consent of ETNG, which consent will not be unreasonably withheld.

23. Customer may from time to time during the Primary Term of the FT-L Service Agreement request that ETNG meet with Customer to discuss the operation of the Project Facilities.

24. At Customer’s request, ETNG may expand the Project Facilities and provide additional transportation service to Customer on the Project Facilities subject to the terms and conditions of ETNG’s Tariff and upon terms mutually acceptable to both parties.

25. Customer shall have the right but not the obligation, to turn back a portion of its MDTQ under this Precedent Agreement and its FT-L Service Agreement by up to 50% of the new firm capacity acquired by 3rd party shippers (other than through capacity release) on the Project Facilities under Rate Schedule FT-L. Customer’s total reduction of MDTQ may not exceed 25,000 Dth during the term of this Precedent Agreement and Customer’s FT-L Service Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Precedent Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

EAST TENNESSEE NATURAL GAS LLC		CNX GAS COMPANY, LLC

By:	/s/ GUY BUCKLEY	By:	/s/ RONALD E. SMITH

Title:	President	Name:	Ronald E. Smith

		Title:	President

Attachment:	Exhibit A	Project Capital Commitment Schedule
	Exhibit B:	Form of Guaranty
	Exhibit C:	Form of Letter of Credit